Exhibit 10.1

AMENDMENT AGREEMENT

TO THE TERMS AND CONDITIONS OF THE

PREFERRED EQUITY CERTIFICATES

“B PECs”

ISSUED ON 28 JULY 2011

AND 1 FEBRUARY 2013

BETWEEN

KINOVE Luxembourg HOLDINGS 2 S.À R.L.

AND THE

PECS HOLDER (as defined hereinafter)

THIS AMENDMENT AGREEMENT to the terms and conditions of the preferred equity certificates of Kinove Luxembourg Holdings 2 S.à r.l. is made on 1 February 2013,

BETWEEN:

1)	Kinove Luxembourg Holdings 2 S.à r.l., a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 15, rue Edward Steichen, L—2540 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register, under number B 160558 (the “Company”),

AND

2)	Kinove Luxembourg Holdings 1 S.à r.l., a société a responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 15, rue Edward Steichen, L—2540 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register, under number B 160655 (the “PECs Holder”).

RECITALS:

WHEREAS, in the connection with the funding of the indirect acquisition of and the investment in the Carbon Black Division of Evonick (the “Investment”) the Company has issued two hundred seventy-seven million four hundred fifty thousand (277,450,000) preferred equity certificates (“PECs”), on 28 July 2011 (the “PECs T&Cs)”;

WHEREAS, on the date of this agreement the Company has capitalized accrued yield on the PECs and has issued five hundred forty-four thousand five hundred sixty-one (544,561) new PECs and, as a consequence, as of the date of this Agreement the PECs Holder holds two hundred seventy-seven million nine hundred ninety-four thousand five hundred sixty-one (277,994,561) PECs issued by the Company representing a nominal value of two hundred seventy-seven million nine hundred ninety-four thousand five hundred sixty-one Euros (EUR 277,994,561);

WHEREAS, it is now contemplated to proceed to the refinancing of the Investment by way of the issuance of a high yield bond to be made by a sister company of the parties to this agreement (the “Refinancing”).

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WHEREAS, in connection with the Refinancing, the parties to this Amendment Agreement now wish that the some changes be made to the existing PECs T&Cs, and in particular wish to include the following features in the PECs T&Cs:

•	conversion of the currency in which the PECs are denominated from Euro to United States Dollars and consequent prorata increase of the number of PECs held by each Holder;

•	review of the mechanism applicable to the Yield to reflect that the PECs are asset linked to the underlying investment made by the Company;

WHEREAS, the parties to this Amendment Agreement wish to amend and entirely restate the PEC T&Cs and have therefore agreed to enter into this Amendment Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

All terms not specifically defined in this Amendment Agreement shall have the meanings ascribed to them in the PECs T&Cs.

2.	AMENDMENT AND CONVERSION

The parties agree to convert the currency of the PECs from Euro to United States Dollars at the applicable foreign exchange rate as at 31 January 2013, ECB rate at 2:46 p.m., of 1,355. As a consequence, the two hundred seventy-seven million nine hundred ninety-four thousand five hundred sixty-one (277,994,561) PECs with a par value of one Euro (EUR 1) will be converted to three hundred seventy-six million six hundred eighty-two thousand six hundred thirty (376,682,630) PECs with a par value of one United States Dollar (USD 1) each. The parties hereby decide to replace the existing PECs T&Cs by the fully restated PECs T&Cs which shall remain attached to this Amendment Agreement as Annex 1.

3.	EFFECT

This amendment to the terms and conditions shall be effective as of 1 February 2013 and shall be applicable to all issued and outstanding PECs of the Company.

4.	COUNTERPARTS

This Amendment Agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this Amendment Agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

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5.	APPLICABLE LAW AND JURISDICTION

5.1	This Amendment Agreement shall be governed by and interpreted in accordance with the Luxembourg Law.

5.2	Each party to this Amendment Agreement hereby irrevocably and unconditionally submits on a non exclusive basis to the Courts of Luxembourg-City, Grand Duchy of Luxembourg in respect of all matters arising out of or in connection with this Amendment Agreement.

6.	MISCELLANEOUS

The parties to this Amendment Agreement hereby irrevocably all employees of Vistra (Luxembourg) S.à r.l., all of them residing professionally at 15, rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg, in order to amend the Company’s register of PECs Holder in accordance with the terms of this Amendment Agreement.

[Signature page follows]

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Signature page relating to the Series B PECs T&C Amendment Agreement

Signed in Luxembourg on 1 February 2013

Kinove Luxembourg Holdings 2 S.à r.l.	Kinove Luxembourg Holdings 1 S.à r.l.
By: Mr. Ivo Hemelraad	By: Mr. Ivo Hemelraad
Title: class C manager	Title: class C manager

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ANNEX

FULLY RESTATED PECS T&Cs

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TERMS AND CONDITIONS

OF

PREFERRED EQUITY CERTIFICATES

B PECs

Kinove Luxembourg Holdings 2 S.à r.l.

TERMS AND CONDITIONS

OF

PREFERRED EQUITY CERTIFICATES

I	Authorisation for Preferred Equity Certificates

The Board of Managers of Kinove Luxembourg Holdings 2 S.à r.l., a société à responsabilité limitée organised under the laws of Luxembourg, having a share capital of EUR 43,750,000 with registered address at 15, Rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg, (the Company), has authorised on 28 July 2011 the issuance and sale of Class B Preferred Equity Certificates (collectively, the PECs and individually, a PEC), having a par value of EUR 1 each, in an aggregate amount of EUR 277,450,000.

On 31 January 2013, the Board of Managers of the Company has authorised the conversion of the currency in which the PECs are denominated from Euro to United States Dollars and the consequent prorata increase of the number of PECs held by each Holder and has approved that these Terms and Conditions be amended and restated as follows:

II	Terms and conditions

1.	DEFINITIONS

As used herein, the following terms shall have the following meanings:

Accrual Period means either the Initial Accrual Period or any Semi Annual Accrual Period.

Additional Rate means the difference between (i) all proceeds received or accrued in an Accrual Period from the Investment excluding any such proceeds attributable to a return of capital of such investment and (ii) the sum of (a) the Base Rate and (b) the Spread.

Accrual Period Yield means, for a given Accrual Period, an amount equal to the aggregate of (i) the Base Rate and (ii) the Additional Rate.

Affiliate means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

Amendment Date means 1 February 2013.

Semi Annual Accrual Period means, with respect to the Initial Accrual Period, the period from (and including) the Initial Payment Date to but excluding the six-month anniversary thereof, and with respect to each successive Semi Annual Accrual Period, the period from (and including) the immediately preceding Semi Annual Payment Date to but excluding the six-month anniversary thereof.

Semi Annual Payment Date means each six months’ anniversary after the Initial Payment Date.

Base Rate means an amount equal the total of 0.1% per annum multiplied by the aggregate Par Value of all outstanding PECs for the Accrual Period (computed on a 360 day year and the actual number of days elapsed).

Board of Managers means the board of managers of the Company.

Business Day means any day other than a Saturday, Sunday or other day on which banking institutions in Frankfurt am Main, Germany, London, United Kingdom, Luxembourg City, Luxembourg and New York City, New York are required or authorised to remain closed.

Date of Issuance means the date recorded in the PEC Register as being the date of issuance of the PECs.

Event of Default means one of the events specified in section 8.1.

Holders and each individually a Holder means the holder(s) of the PECs as recorded in the PEC Register.

Initial Accrual Period means the period from and including the Date of Issuance to but excluding the Initial Payment Date.

Initial Payment Date means August 1, 2013.

Insolvent means that the aggregate amount of the Company’s obligations exceeds the then fair market value of the Company’s assets.

IPO means the first public offering of shares or common equity securities of one of the Group Companies, or of Shares of the Company as the case may be, which is accompanied by a listing of one of the Group Companies, or the Company as the case may be, Shares or such other common equity securities on a recognised stock exchange or regulated securities market in Luxembourg or Germany.

Investment means any and all investments made by the Company with the funds or proceeds received from the issuance of the PECs, whether initially or by way of a return of capital on or prior such investment.

Liquidation means any voluntary liquidation, dissolution or winding up of the affairs of the Company.

Mandatory Redemption Date means the 39th anniversary of the Date of Issuance.

Optional Redemption means the repurchase of PECs pursuant to section 4.2.

Par Value with respect to each outstanding PEC is one United States Dollar (USD1).

Payment Date means the Initial Payment Date and any Semi Annual Payment Date, including the Mandatory Redemption Date and any other date, but in each case only if and to the extent declared by the Board of Managers prior to such date, which declaration may not occur unless (i) the Yield is declared by the Board of Managers and (ii) the Company will have sufficient funds available to settle its liabilities to all other creditors, including trade creditors, after any such Yield payment. [

PEC Register means the register and transfer book maintained by the Company for recording the holders of the PECs.

Person means any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organisation or government (or any agency, instrumentality or political subdivision thereof).

Shareholders’ Agreement means the shareholders’ agreement concerning the Company, on or about 29 July 2011, as amended from time to time.

Shares mean the ordinary shares, each having a par value of one Euro (EUR 1.00) per share, in the capital (including share premium, if any) of the Company.

Spread means an amount equal to the total of a percentage rate per annum multiplied by the aggregate Par Value of all outstanding PECs for an Accrual Period (computed on a 360 day year and the actual number of days elapsed). Such percentage rate per annum would result in an arms’ length remuneration to the Company, as determined by a transfer pricing study. As of the Initial Accrual Period after the Amendment date, the percentage rate shall be equal to 17.5 basis points (0.175%), subject to adjustment upon completion of the transfer pricing study.

Subordinated Securities means all Shares and all other capital stock of the Company, whether outstanding on the date hereof or issued in the future; provided, however, that Subordinated Securities shall not include any convertible or non-convertible, yield bearing or yield-free, preferred equity certificates issued by the Company from time to time.

Yield shall mean the accumulated amounts of return on the PECs such as indicated and further defined in section 3.

2.	GENERAL

2.1	Each PEC shall be issued in registered form and at par value.

2.2	Certificates witnessing the registration of the PECs in the PEC Register of the Company may be issued by the Company at the request of the Holder(s).

2.3	Holders of the PECs shall not be entitled to participate in the profits of the Company, but shall be entitled to receive a return on the PECs determined and payable on the dates and in the manner set forth in sections 3 and 4.

3.	YIELD

3.1	Subject to section 3.2, the return for any Accrual Period shall be the Accrual Period Yield. Such amounts accumulated at any time for all Accrual Periods since the Date of Issuance, whether or not declared by the Board of Managers, are herein called “Yield”.

3.2	Yield shall accrue daily and shall be calculated on the basis of a 360 days year.

3.3	The unpaid Yield shall be due and payable on each Payment Date (except as provided in section 4).

3.4	Each payment of Yield declared by the Board of Managers shall be paid by the Company to the Holders of record as their names appear on the PEC Register on the record date for such Payment Date, which shall be the Business Day preceding the applicable Payment Date.

3.5	Each payment made with respect to a PEC shall be upon written instruction by such Holder, by wire transfer to any USD account maintained and identified by such Holder in a notice given to the company not later than three Business Days prior to the relevant Payment Date.

4.	REDEMPTION AND LIQUIDATION

4.1	Mandatory Redemption

Subject to section 5, on the Mandatory Redemption Date, the Company shall redeem the then outstanding PECs at a redemption price equal to the sum of, for each outstanding PEC (i) the Par Value, plus (ii) accrued and unpaid Yield (whether or not previously declared by the Board of Managers), if any; provided that:

(a) the Par Value of the then outstanding PECs will be payable only to the extent the Company will have sufficient funds, without requiring the liquidation of any assets of the Company, available to settle its liabilities to all other creditors, including trade creditors, after any such payment, and

(b) the accrued and unpaid Yield of the then outstanding PECs will be payable only to the extent the Company will have sufficient funds, without requiring the liquidation of any assets of the Company, available to (i) settle its liabilities to all other creditors, including trade creditors, and (ii) pay in full the amounts described in (a) above, in each case, after any such payment.

The redemption price shall be paid to the Holders of record on the Mandatory Redemption Date. Payment of the redemption price to any Holder on the Mandatory Redemption Date in respect of any PEC shall be subject to the surrender to the Company of the certificate representing the PEC, if any.

4.2	Optional Redemption

4.2.1	At any time, the Company may decide and declare to redeem any or all of the PECs, by giving notice to the Holders in accordance with section 4.2.3. below, at an optional redemption price equal to the sum of, for each outstanding PEC to be redeemed, (i) the Par Value, plus (ii) accrued and unpaid Yield (whether or not previously declared by the Board of Managers), if any, provided that:

(a) the Par Value of the then outstanding PECs to be redeemed will be payable only to the extent the Company will have sufficient funds, without requiring the liquidation of any assets of the Company, available to settle its liabilities to all other creditors, including trade creditors, after any such payment, and

(b) the accrued and unpaid Yield on the then outstanding PECs to be redeemed will be payable only to the extent the Company will have sufficient funds, without requiring the liquidation of any assets of the Company, available to (i) settle its liabilities to all other creditors, including trade creditors, and (ii) pay in full the amounts described in (a) above, in each case, after any such payment.

4.2.2	The Optional Redemption can only be exercised by the Company, and not by the Holders.

4.2.3	The Company shall give notice of its intention to redeem the PECs no later than ten (10) Business Days prior to the Optional Redemption to each Holder of record of the PECs at such Holder’s address as recorded in the PEC Register, but no failure or defect in such notice shall affect the validity of the Optional Redemption. Each such notice shall state: (i) the Date on which the Optional Redemption becomes effective (which shall not be less than ten (10) days after the date of such notice), (ii)the Optional Redemption Price, (iii) the place or places where the certificates representing the PECs, if any, are to be surrendered for payment of the Optional Redemption Price, and (iv) that the PECs to be redeemed will cease to accrue Yield upon the date set for Optional Redemption provided that the Optional Redemption Price is paid or provided for on that date.

4.2.4	If the Company optionally redeems less than all of the then outstanding PECs, and subject to compliance with applicable law at the moment of the partial redemption, the Company may redeem the then outstanding PECs pro rata to the number of PECs held by each Holder. A list of the PECs called for that early redemption will be communicated under the form of an official notice given to all Holders.

4.3	Redemption upon Liquidation

4.3.1	In the event of any Liquidation of the Company, the Holders shall be entitled to be paid a liquidation value equal to the sum of (i) the Par Value for each outstanding PEC, plus (ii) the unpaid Yield accrued through the date fixed for such Liquidation (whether or not previously declared by the Board of Managers), but before any payment shall be made or any assets distributed to the holders of any Subordinated Securities but only to the extent the Company has funds available after payment of all of its other obligations.

4.3.2	The Company shall not commence a voluntary Liquidation without the consent of the Holders of the PECs unless the Company, after payment of all its liabilities to all other creditors, including trade creditors, will have sufficient funds to pay the amounts described in sections 4.3.1 (i) and (ii) above in full.

4.3.3	For purposes of this section 4.3, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares, stock, securities or other consideration) of all or substantially all the property or assets of the Company nor the consolidation or merger of the Company with one or more companies shall be deemed to be a Liquidation unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Company.

4.4	Other restrictions on redemption

4.4.1	Before the Mandatory Redemption Date, no Holder shall have any right, power, privilege or ability to demand, sue for or otherwise make claims in respect of the acceleration, conversion, redemption or repurchase of the PECs or any portion thereof other than in connection with a Liquidation pursuant to section 4.3.1 or by application of section 8.2. Notwithstanding the foregoing, the Holders shall in no event have a right to demand, sue for or otherwise make claim in respect of payment under the PECs if such payment would result in the Company becoming Insolvent or bankrupt.

4.4.2	The PECs may not be redeemed in part, and the Company may not repurchase, redeem or otherwise acquire the PECs for value except as otherwise expressly provided in this section 4.

5	LIMITED RECOURSE

5.1	The PECs are direct, unsecured and limited recourse obligations of the Company. The Company’s ability to satisfy its payment obligations under the PECs (i.e. repayment of the Par Value of the PECs and payment of Yield) will be wholly dependent on the amount of payments the Company receives from the receivable owed under the preferred equity certificates issued by Kinove Luxembourg Holdings 3 S.à r.l in the initial amount of EUR 277,450,000 due by 28 July 2011 (e.g. repayment of principal and payment of any income) over all Accrual Periods, reduced by EUR 2 million of the Par Value of the PECs (the “Full-Recourse Amount”) which will be due by the Company even if no repayment of principal or payment of interest is made under the receivable owed under the preferred equity certificates issued by Kinove Luxembourg Holdings 3 S.à r.l. described above.

5.2	Other than the foregoing, the Company will have no other funds available to meet its obligations under the PECs and the PECs will not give rise to any payment obligation in excess of the foregoing.

5.3	Except for the Full-Recourse Amount, recourse to the Company shall be limited to the receivable owed under the preferred equity certificates issued by Kinove Luxembourg Holdings 3 S.à r.l. and the proceeds thereof. If those are ultimately insufficient, then the Holder shall have no further recourse or claim against the Company or any other person for any shortfall arising or any loss sustained and the claim shall be extinguished and the then outstanding PECs shall lapse.

6.	WITHHOLDING TAXES

All payments on the PECs shall be made free and clear of withholding taxes imposed by any taxing jurisdiction, unless the withholding of such tax is required by law.

7.	COVENANTS

As long as any PEC is outstanding, the Company will not issue any shares of capital having, upon or following any Liquidation, any right to payment prior to the payment in full of the Par Value for each outstanding PEC plus all accrued and unpaid Yield to the Holder of each PEC. The Company shall not take its liquid assets or funds to pay dividends on Shares or any return on share premium, if any, as long as due and unpaid Yield on all then outstanding PECs have not been previously settled. The redemption of existing Shares of capital stock by way of decrease of capital or the repayment of share premium, if any, duly decided in a Shareholders’ meeting, in conformity with the law shall not take place whilst PECs are outstanding, unless PECs are redeemed at the same occasion in such a manner that the PEC Ratio remains the same as prior to said redemption.

8.	DEFAULT

8.1	Each of the following events shall constitute an “Event of Default”:

(i)	the Company shall fail to pay the full amount of any declared Yield on the applicable Payment Date or make any payments required under section 4 and such failure continues for (3) three Business Days following such Payment Date; or

(ii)	the Company shall fail to comply with the provisions of section 7; or

(iii)	except as expressly permitted herein, the Company shall

a.	be dissolved or liquidated, or

b.	become Insolvent or unable to pay its debts as they become due, or

c.	institute or have instituted against it a proceeding seeking a judgement of insolvency or bankruptcy or any other relief under bankruptcy or insolvency law or other similar law affecting creditors’ rights, and in the case any such proceeding or petition instituted or presented against it, such proceeding or petition (x) results in a judgement of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation of (y) is not dismissed, discharged, stayed or restrained in each case within 90 days of the institution or presentation thereof.

8.2	If an Event of Default has occurred and is continuing for more than 30 Business Days, the provisions of section 4.1 shall apply as if the Mandatory Redemption Date had occurred.

9.	REGISTRATION OF THE PECS; TRANSFER RESTRICTIONS

9.1	The name and address of the Holder of each PEC shall be entered into the PEC Register by the Company. Except as expressly required by law, the Person in whose name the PECs are registered in the PEC Register shall be deemed to be the owner and record holder thereof for all purposes.

9.2	Each PEC may be transferred or pledged only simultaneously with and to the same Person as Shares held by the same transferor, and any such transfer or pledge of Shares and PECs must be made in a combination that reflects the proportion of PECs and Shares held by the relevant tranferor immediately prior to the transfer or pledge. Upon a transfer or pledge of Shares by a Holder of PECs, such Holder shall transfer or pledge its PECs simultaneously with and to the same Person to whom such Holder’s Shares are being transferred or pledged, and any such transfer or pledge of Shares and PECs must be made in a combination that reflects the proportion of PECs and Shares held by the relevant tranferor immediately prior to the transfer or pledge.

9.3	PECs shall not be transferred except in compliance with the terms of the Shareholders’ Agreement and the articles of association of the Company. Any purported transfer of a PEC in violation of the Shareholders’ Agreement or the articles of association of the Company shall be null and void.

10.	NOTICES

10.1	All notices regarding the PECs shall be validly given to PEC Holders under the form of a registered letter to the person in whose name the PECs are registered in the PEC register at the time where the notice is given.

10.2	Any notice given by the Company to PEC Holders shall be deemed to have been received on the 2nd day following the day of the registered letter sent to the Holder.

10.3	If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

10.4	These Terms and Conditions constitute the entire agreement between the Company and the Holders with respect to the subject matter hereto and supersedes any prior understandings, agreements, or representations by or among the Company and the Holders, written or oral, that may have related in any way to the subject matter hereof.

11.	GENERAL TERMS AND CONDITIONS OF PECS

11.1	Subject to the terms and conditions hereof, the PECs shall, with respect to payment rights, redemption and rights of liquidation, winding up and dissolution, rank pari passu amongst themselves and with any other convertible or non convertible, yield bearing or yield free, preferred equity certificates issued by the Company from time to time, and rank prior to all Subordinated Securities but shall be subordinated to all other present and future obligations of the Company whether secured or unsecured.

11.2	The PECs may be issued in whole units or fractional units.

11.3	The Holders of record of the PECs shall not be entitled to any voting rights in respect of the Company by reason of their ownership of the PECs.

12.	GOVERNING LAW – JURISDICTION

The PECs are governed by and shall be construed in accordance with the laws of the Grand-Duchy of Luxembourg. Claims against the Company are to be brought before any competent Court in Luxembourg. The parties formally agree that the Grand-Duchy of Luxembourg is the jurisdiction in which all obligations under and relating to the PECs are deemed to be executed.

Signature page with respect to Terms & Conditions of B PECs issued by Kinove

Luxembourg Holdings 2 S.à r.l.

IN WITNESS WHEREOF, the Company has caused these Terms and Conditions to be executed by its duly authorised representative on 1 February 2013 effective as of such date,

Kinove Luxembourg Holdings 2 S.à r.l.

By: Mr. lvo Hemelraad Capacity: Manager C